Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Premiere Global Services, Inc. Amended and Restated 2004 Long-Term Incentive Plan and the Premiere Global Services, Inc. Amended and Restated 2000 Directors Stock Plan, of our reports dated February 26, 2010, with respect to the consolidated financial statements of Premiere Global Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Premiere Global Services, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
June 18, 2010